UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of The
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): May 24, 2007
CITIZENS FIRST BANCORP, INC.
(Exact name of registrant as specified in its charter)

Delaware	0-32041	38-3573852

(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

525 Water Street, Port Huron, Michigan	48060

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (810) 987-8300
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
     On May 24, 2007, the Board authorized the Company to enter into a change in control agreement with Ronald DiCicco, a Regional President of Citizens First Savings Bank (the “Bank”), which agreement shall become effective June 1, 2007. The agreement has a term of three years. On the first anniversary of the effective date of the agreement and continuing on each anniversary thereafter, the Board may act to extend the term of the agreement for an additional year such that the remaining term is three years, unless the officer elects not to extend the term by giving written notice to the Board.
     The agreement provides that if involuntary termination, other than for cause, or voluntary termination (upon the occurrence of circumstances specified in the agreements constituting constructive termination) follows a change in control of the Bank or the Company, Mr. DiCicco would be entitled to receive a severance payment equal to three times his average annual compensation (as described in the agreements) for the five most recent taxable years. Mr. DiCicco may elect to receive such payments in one lump sum, or in five equal annual installments. If it is determined that such payments constitute an “excess parachute payment” under Section 280G of the Code, then payments will be reduced to avoid such a result. Mr. DiCicco would also continue to be eligible for life, medical, and disability coverage substantially identical to the coverage maintained by the Bank or the Company on his behalf prior to termination for a period of thirty-six (36) months following termination.
     “Change in control” is generally defined to mean a merger, sale of assets, or change in board membership resulting in the loss of a majority of the total voting power to new owners or new directors, or any outside person acquiring 20% or more of our outstanding shares. Annual compensation includes base salary and any other taxable income, including but not limited to amounts related to the granting, vesting, or exercise of restricted stock or stock option awards, commissions, bonus, pension and profit sharing contributions or benefits, severance payments, retirement benefits, and fringe benefits paid or to be paid to the executive or paid for the executive during any such year.
     The Bank also has identical change in control agreements in place with each of Timothy D. Regan, J. Stephen Armstrong and Douglas E. Brandewie. On May 24, 2007, the Board elected to extend the agreements with these individuals for an additional year.
Item 8.01. Other Events.
     On May 25, 2007, Citizens First Bancorp, Inc. issued a press release announcing the results of the 2007 annual meeting of shareholders.
     The press release is attached as Exhibit No. 99 and incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.
(d)       Exhibits
The following exhibits are furnished herewith:

Number	Exhibit Description
99	Press release dated May 25, 2007 announcing the results of the 2007 annual meeting of shareholders.
SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized

CITIZENS FIRST BANCORP, INC.
Date: May 30, 2007
	By:	/s/ Marshall J. Campbell
Marshall J. Campbell
Chairman, President and Chief Executive Officer